Exhibit 99.1

NEWS BULLETIN	RE:	OrthoLogic Corp.

1275 W. Washington St. Tempe, AZ 85281 (602) 286-5520
FROM:		www.orthologic.com TRADED: Nasdaq: OLGC

THE BERLIN GROUP, INC.
INVESTOR RELATIONS COUNSEL

     FOR FURTHER INFORMATION:

AT THE COMPANY:	AT THE BERLIN GROUP:
Thomas R. Trotter	Lawrence Delaney Jr.
President/CEO	714-734-5000
602-286-5500

ORTHOLOGIC ANNOUNCES APPOINTMENT OF
MICHAEL D. CASEY TO BOARD OF DIRECTORS

Pharmaceutical Industry Veteran Further Strengthens Company’s Board

TEMPE, Ariz., Tuesday, January 27, 2004—OrthoLogic Corp. (Nasdaq: OLGC) announced today that Michael D. Casey has been appointed to fill a newly-created vacancy on the company’s Board of Directors. With the addition of Mr. Casey, whose term runs until the next Annual Meeting of Stockholders, the total number of OrthoLogic directors is now seven.

Mr. Casey, who has over 30 years of experience in the pharmaceutical industry, spent most of his career at Johnson & Johnson, where he served as vice president of sales and marketing of Ortho Pharmaceutical Corp. and president of McNeil Pharmaceuticals. Mr. Casey was most recently president, chief executive officer and chairman of Matrix Pharmaceutical Inc. Prior to joining Matrix, he served as president of two divisions of Schein Pharmaceutical Inc. and president of Genetic Therapy Inc. Casey is a director of Celgene Corp., Bone Care International Inc., and Cholestech Corp.

“We are delighted to welcome Michael Casey to our Board,” said John M. Holliman III, chairman of the Board of Directors of OrthoLogic. “Michael’s extensive experience in the pharmaceutical and biotechnology fields will be a decided asset as OrthoLogic further develops its Chrysalin® Product Platform.”

Mr. Casey stated: “OrthoLogic is a very interesting company with a unique strategy in the rapidly developing orthobiologics sector. I believe that its synthetic peptide, Chrysalin, is a strong candidate in the race to use the body’s own healing processes to bring more cost-effective, less invasive technologies to orthopedic medicine. I look forward to working with the company’s

Board and executive management team as Chrysalin moves through the FDA regulatory process.”

“Michael Casey is an accomplished pharmaceutical and biotechnology executive,” said Thomas R. Trotter, president and chief executive officer of OrthoLogic. “His experience will be invaluable as we continue to develop the Chrysalin Product Platform and evaluate new strategic opportunities for the company’s future growth.”

About OrthoLogic Corp.

OrthoLogic is an orthobiologics drug-development company focused on commercializing several potential therapeutics comprising the Chrysalin® Product Platform, a series of potential drug products aimed at treating traumatic and chronic orthopedic indications in both bone and soft tissue. All of these potential products are based on the Chrysalin synthetic peptide, also known as TP508, invented by and licensed from Galveston, Texas-based Chrysalis BioTechnology Inc.

OrthoLogic owns options on all worldwide orthopedic rights to the peptide, and is actively pursuing five orthopedic indications for Chrysalin. These are fracture repair and spine fusion, which are in human clinical trials and cartilage defect repair, which is in late-stage preclinical trials. Ligament and tendon repair, respectively, are in the preclinical planning stage, with studies planned to initiate early in 2004.

The company’s vision is to become a worldwide leader in fracture healing, spinal repair and orthopedic soft tissue repair.

For more information, visit the company’s Web site: www.orthologic.com.

Statements in this press release or otherwise attributable to OrthoLogic regarding our business that are not historical facts are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include the timing and acceptability of FDA filings and the efficacy and marketability of potential products, involve risks and uncertainties that could cause actual results to differ materially from predicted results. These risks include: unfavorable outcomes in our pre-clinical and clinical testing; the development by others of competing technologies and therapeutics that may have greater efficacy or lower cost; delays in obtaining or inability to obtain FDA or other necessary regulatory approval of our products; our inability to successfully and cost effectively develop or outsource manufacturing and marketing of any products we are able to bring to market; changes in FDA or other regulations that affect our ability to obtain regulatory approval of our products, increase our manufacturing costs or limit our ability to market our products; our possible need for additional capital in the future to fund the continued development of our Chrysalin Product Platform; and other factors discussed in the proxy statement for our special stockholders meeting held November 26, 2003 and in our Form 10-K for the fiscal year ended December 31, 2002 and other documents we file with the Securities and Exchange Commission.

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